 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 170 to Registration Statement No. 002-24389 on Form N-1A of our reports dated March 15, 2018 relating to the financial statements and financial highlights of Fidelity Advisor Series Equity  Value Fund, Fidelity Flex Mid Cap Value Fund, Fidelity Mid Cap Value K6 Fund, Fidelity Series All-Sector Equity Fund and Fidelity Series Value Discovery Fund, each a fund of Fidelity Devonshire Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Devonshire Trust for the year ended January 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 21, 2018